Exhibit 10.15

Summary Translation of Annual Purchase Agreement with Hangzhou Bai De Sheng Ou Ltd.

Party A: Zhejiang Tantech Bamboo Charcoal Co., Ltd

Party B: Hangzhou Bai De Sheng Ou Ltd.

Contract Term: 2009-01-01 till 2009-12-31; it is renewable upon written notice; the Zhejiang Tantech Bamboo Charcoal Co., Ltd (“Company”) can terminate the Agreement at any time with 30 days of notice, and the Agreement can be terminated with 10 days’ notice when either party breaches the contract.

Price: the price for the first 12 months is fixed, and both parties have the right to negotiate after such initial 12-month period.

Both parties agree that annual cost reduction target is 5%; the supplier will try to keep prices low during the Agreement’s term; whenever the Supplier needs to increase the price due to labor, materials and other increased costs on its part, it shall inform the Company in writing prior thereto.

Delivery Conditions: The Company shall email or fax or call regarding the purchase order with delivery schedule and quantity of products; Hangzhou Bai De Sheng Ou Ltd. (“Supplier”) shall follow the purchase order instructions precisely; if the Supplier foresees any delay, it should inform the Supplier immediately and the Company has 5 days to determine if it wants to continue service with the Supplier.

Payment: Supplier shall provide the clearing list in written form before the 20th of each month during the term of the Agreement, the Company will confirm within 5 days for the Supplier to issue invoices and will pay such invoice within 30 days.

Guarantee: The quality guarantee from the Supplier is for one year; the Supplier is responsible for the quality of products even when using production molds provided by the Company. For any returns, the Company shall inform the Supplier and the Supplier shall be responsible for shipping and other related issues.

Confidentiality: Supplier cannot share the tools, design, models, etc. provided by the Company with any third party without the Company’s written consent.

Any arbitration issues can be brought before the Arbitration Committee in Lishui.